Exhibit d(16)

SUBADVISORY AGREEMENT

 This Agreement is entered into as of the 4th day of June, 1999, among Fidelity Commonwealth Trust, a Massachusetts business trust (the "Trust"), on behalf of Spartan Market Index Fund, a series portfolio of the Trust (the "Portfolio"), Fidelity Management & Research Company, a Massachusetts corporation ("Manager"), and Bankers Trust Company, a New York banking corporation ("Subadviser").

 WHEREAS, the Trust, on behalf of the Portfolio, has entered into a Management Contract, dated December 1, 1997, with Manager (the "Management Contract"), pursuant to which Manager has agreed to provide certain management and administrative services to the Portfolio; and

 WHEREAS, Manager desires to appoint Subadviser as investment subadviser to provide the investment advisory and administrative services to the Portfolio specified herein, and Subadviser is willing to serve the Portfolio in such capacity; and

 WHEREAS, the trustees of the Trust (the "Trustees"), including a majority of the Trustees who are not "interested persons" (as such term is defined below) of any party to this Agreement, and the shareholder(s) of the Portfolio, have each consented to such an arrangement;

 NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

I.  APPOINTMENT OF SUBADVISER; COMPENSATION

 1.1 Appointment as Subadviser. Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadviser as investment subadviser to perform the various investment advisory and other services to the Portfolio set forth herein and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.

 1.2 Scope of Investment Authority. (a) The Subadviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Portfolio, subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "Investment Company Act"), (iii) the investment objective, policies and limitations, as provided in the Portfolio's Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to the Portfolio as the Trustees or Manager may from time to time adopt and communicate in writing to Subadviser. Notwithstanding anything herein to the contrary, Subadviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

 (b) It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadviser shall retain discretionary investment authority over the manner in which the Portfolio's assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Subadviser, provided that the Trustees and Manager shall at all times have the right to monitor the Portfolio's investment activities and performance, require Subadviser to make reports and give explanations as to the manner in which the Portfolio's assets are being invested, and, should either Manager or the Trustees become dissatisfied with Subadviser's performance in any way, terminate this Agreement in accordance with the provisions of Section 9.2 hereof.

 1.3 Appointment as Proxy Voting Agent. Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Subadviser as the Portfolio's proxy voting agent, and hereby delegate to Subadviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of the Portfolio may be invested from time to time. Upon written notice to Subadviser, the Trustees may at any time withdraw the authority granted to Subadviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.

 1.4 Governing Documents. Manager will provide Subadviser with copies of (i) the Trust's Declaration of Trust and By-laws, as currently in effect, (ii) the Portfolio's currently effective prospectus and statement of additional information, as set forth in the Trust's registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager supplemental thereto, and (iv) the Management Contract. Manager will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Portfolio as Subadviser may from time to time reasonably request.

 1.5 Subadviser's Relationship. Notwithstanding anything herein to the contrary, Subadviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Portfolio or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

 1.6 Compensation. Subadviser shall be compensated for the services it performs on behalf of the Portfolio in accordance with the terms set forth in Appendix A to this Agreement.
II.  SERVICES TO BE PERFORMED BY SUBADVISER

 2.1 Investment Advisory Services. (a) In fulfilling its obligations to manage the assets of the Portfolio, Subadviser will:

 (i) formulate and implement a continuous investment program for the Portfolio, including, without limitation, implementation of a securities lending program in accordance with the provisions of
Article III hereof;

 (ii) take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;

 (iii) provide such reports with respect to the implementation of the Portfolio's investment program as the Trustees or Manager shall reasonably request; and

  (iv) provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Portfolio in accordance with valuation procedures and methods established by the Trustees.

 (b) The Subadviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are "affiliated persons" (as such term is defined in the Investment Company Act) of the Trust, the Portfolio, Manager or Subadviser, provided that Subadviser shall only place orders on behalf of the Portfolio with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or other accounts over which Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Portfolio.

 2.2. Administrative and Other Services. (a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset values and shareholder accounting services).

 (b) Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request. The Manager shall be granted reasonable access to the records and documents in Subadviser's possession relating to the Portfolios.

 (c) Subadviser shall provide such information as is necessary to enable Manager to prepare and update the Trust's registration statement (and any supplement thereto) and the Portfolio's financial statements. Subadviser understands that the Trust and Manager will rely on such information in the preparation of the Trust's registration statement and the Portfolio's financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

 (d) Subadviser will vote the Portfolio's investment securities in the manner in which Subadviser believes to be in the best interests of the Portfolio, and shall review its proxy voting activities on a periodic basis with the Trustees.

 (e) Subadviser will provide custodian services to the Portfolio in accordance with the provisions of a separate Custodian Agreement, dated as of the date hereof, between the Trust, on behalf of the Portfolio, and Subadviser.

III.  SECURITIES LENDING

 3.1. Appointment as Agent. For as long as this Agreement shall remain in effect, Subadviser is hereby authorized as the Portfolio's agent to lend on a disclosed basis the Portfolio's securities. Subadviser is further authorized as the Portfolio's agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other tax authorities, and to take any other actions necessary to effect such loans.

 3.2. Indemnification. (a) In the event that any securities lending transaction is terminated and the loaned securities or any portion thereof shall not have been returned to the Portfolio by or on behalf of the borrower within the time specified by Subadviser's agreement with the borrower (the "Delivery Date"), Subadviser shall, at its expense, within one (1) business day after the Delivery Date replace the loaned securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold the Portfolio, the Trustees and Manager harmless from any brokerage commission, fees, taxes or other expenses incurred by Subadviser in the purchase of such replacement securities. If Subadviser is unable to purchase such replacement securities on the open market within one business day after the Delivery Date (the "Reimbursement Date"), Subadviser shall credit the Portfolio's account by the close of business on the Reimbursement Date with an amount of cash in U.S. dollars equal to (i) if the Portfolio shall continue to hold such unreturned loaned securities, the Market Value (as defined below) of such unreturned loaned securities determined at the close of business as of the Reimbursement Date, plus all financial benefits derived from the beneficial ownership of the unreturned loaned securities which have accrued on such securities whether or not received from borrower, or (ii) if the Portfolio shall have sold such securities prior to the Reimbursement Date, (x) the sale proceeds in respect of such sale, to the extent not received by the Portfolio, plus (y) any interest, penalties, fees or other costs, if any, incurred by the Portfolio as a direct result of a failure to settle such sale on a timely basis, provided that such interest, penalties, fees or other costs shall not include any consequential or special damages which may arise out of such failure to settle such sale on a timely basis. The "Market Value" of any securities on any given day shall be the fair market value of such security on such day, as determined in accordance with the Portfolio's valuation procedures and methods, as adopted by the Trustees.

 (b) In the event that Subadviser shall be required to make any payment to the Portfolio or shall incur any loss or expense pursuant to paragraph (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of the Portfolio's rights against the borrower and to the collateral involved. To the extent the collateral consists of cash or securities issued or guaranteed by the United States Government or its agencies, the Portfolio shall contemporaneously with any such payment to the Portfolio by Subadviser surrender same to Subadviser for its sole disposition.

 (c) Notwithstanding the foregoing, in no event shall Subadviser incur liability pursuant to paragraph (a) above if Subadviser is prevented, forbidden or delayed from causing a loaned security to be returned to the Portfolio by the applicable Delivery Date by reason of
(i) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or of any foreign country, or political subdivision thereof, or of any court of competent jurisdiction; or (ii) any act of God or war or other similar circumstance beyond the control of Subadviser unless, in each case, such delay or nonperformance is caused by (A) the negligence, misfeasance or misconduct of Subadviser or any of its directors, officers, employees or agents, or (B) a malfunction or failure of equipment operated or utilized by Subadviser other than a malfunction or failure beyond Subadviser's control and which could not have been reasonably anticipated and/or prevented by Subadviser.

 3.3. Market Risk. The Portfolio acknowledges that any cash collateral provided by a borrower in respect of a securities lending transaction may be invested by Subadviser on the Portfolio's behalf at the Portfolio's risk, and if, upon termination of any loan, the cash collateral held by Subadviser for Portfolio's account is less than the amount required to be returned to the borrower under Subadviser's agreement with the borrower, the Portfolio will provide borrower with cash in the amount of any such deficiency.

 3.4. Subadviser's Relationships with Borrowers. The Portfolio acknowledges that Subadviser or its affiliates may be a creditor of, for its own account or in a fiduciary capacity, or generally engage in any kind of commercial or investment banking business with, a borrower, to whom Subadviser has lent the Portfolio's securities. Without limiting the generality of the foregoing, Subadviser shall not be required to disclose to the Portfolio or Manager any financial information about a borrower obtained in the course of its relationship with such borrower.

 3.5 Securities Lending Procedures. Subadviser's securities lending activities on behalf of the Portfolio shall be governed by such procedures as shall be adopted by the Trustees or Manager, as the same may be amended from time to time.

IV.  COMPLIANCE; CONFIDENTIALITY

 4.1 Compliance. (a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Subadviser's duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Portfolio's Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Portfolio as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser.

 (b) Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

 4.2 Confidentiality. The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party's business and operations, including without limitation the investment activities or holdings of the Portfolio. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 4.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

V.  LIABILITY OF SUBADVISER

 5.1 Liability; Standard of Care. Notwithstanding anything herein to the contrary, except as provided in Section 3.2 hereof, neither Subadviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Subadviser's acts or omissions as Subadviser to the Portfolio, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement.

 5.2 Indemnification. (a) Subadviser agrees to indemnify and hold the Trust and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust or Manager resulting from (i) Subadviser's breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement, except to the extent such loss results from the Trust's or Manager's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

 (b) Manager hereby agrees to indemnify and hold Subadviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney's fees) suffered by Subadviser resulting from (i) Manager's breach of its duties under Management Contract, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager's duties and obligations under this Agreement, except to the extent such loss results from Subadviser's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadviser's duties and obligations under this Agreement.

VI.  SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

 6.1 Supplemental Arrangements. Subject to the prior written consent of the Trustees and Manager, Subadviser may enter into arrangements with other persons affiliated with Subadviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Subadviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.

 6.2 Expenses. It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by Subadviser hereunder or by Manager under the Management Agreement. Subadviser expressly agrees to pay the cost of all custody services required by the Portfolio. Expenses paid by the Portfolios will include, but not be limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are "interested persons" of the Trust, Manager or Subadviser; (iv) legal and audit expenses; (v) registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) a pro rata share based on the relative net assets of the Portfolio and other registered investment companies having Advisory and Service or Management Contracts with the Manager, of 50% of insurance premiums for fidelity bond and other coverage; (x) investment management fees;
(xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and
(xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and any legal obligation that the Portfolio may have to indemnify the Trustees, officers and/or employees or agents with respect thereto. Subadviser shall not cause the Trust or the Portfolios to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Manager of its intention to do so.

 6.3 Insurance. Subadviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadviser agrees that such insurance shall be considered primary and Subadviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager.
In the event Subadviser fails to have in force such insurance, that failure will not exclude Subadviser's responsibility to pay up to the limit Subadviser would have had to pay had said insurance been in force.

VII.  CONFLICTS OF INTEREST

 7.1 Conflicts of Interest. It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Subadviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust's Declaration of Trust and the Articles of Incorporation of Subadviser, respectively, or by specific provisions of applicable law.

VIII.  REGULATION

 8.1 Regulation. Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

IX.  DURATION AND TERMINATION OF AGREEMENT

 9.1 Effective Date; Duration; Continuance. (a) This Agreement shall become effective on June 4, 1999.

 (b) Subject to prior termination pursuant to Section 9.2 below, this Agreement shall continue in force until July 31, 1999, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as such term is defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

 (c) Shareholder approval of this Agreement or any continuance of this Agreement, if required, shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Portfolio votes to approve this Agreement or its continuance.

 9.2 Termination and Assignment. This Agreement may be terminated at any time, upon sixty days' written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Portfolio; (iii) by Manager, or
(iv) by Subadviser.

 (b) This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.

 9.3 Definitions. The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission.

X.  REPRESENTATIONS, WARRANTIES AND COVENANTS

 10.1 Representations of the Portfolio. The Trust, on behalf of the Portfolio, represents and warrants that:

 (i) the Trust is a business trust established pursuant to the laws of the Commonwealth of Massachusetts;

 (ii) the Trust is duly registered as an investment company under the Investment Company Act and the Portfolio is a duly constituted series portfolio thereof;

 (iii) the execution, delivery and performance of this Agreement are within the Trust's powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Portfolio;

 (iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

 (v) this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and the Portfolio in accordance with its terms.

 10.2 Representations of the Manager. The Manager represents, warrants and agrees that:

 (i) Manager is a corporation established pursuant to the laws of the Commonwealth of Massachusetts;

 (ii) Manager is duly registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act");

 (iii) Manager has been duly appointed by the Trustees and Shareholders of the Portfolio to provide investment services to the Portfolio as contemplated by the Management Contract;

 (iv) the execution, delivery and performance of this Agreement are within Manager's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

 (v) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

 (vi) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

 10.3 Representations of Subadviser. Subadviser represents, warrants and agrees that:

 (i) Subadviser is a New York banking corporation established pursuant to the laws of the State of New York;

 (ii) Subadviser is duly registered as an "investment adviser" under the Advisers Act; or is a "bank" as defined in Section 202 (a) (2) of the Advisers Act or an "insurance company" as defined in Section 202
(a) (2) of the Advisers Act.

 (iii) the execution, delivery and performance of this Agreement are within Subadviser's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser;

 (iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

 (v) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

 10.4 Covenants of Subadviser. (a) Subadviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

 (i) the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9 (a) of the Investment Company Act or otherwise;

 (ii) any material change in the Subadviser's overall business activities that may have a material adverse affect on the Subadviser's ability to perform under its obligations under this Agreement;

 (iii) any event that would constitute a change in control of Subadviser;

 (iv)  any change in the portfolio manager of the Portfolio; and

 (v) the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Portfolio conducted by any state or federal governmental regulatory authority.

 (b) Subadviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 4.1.

XI.  MISCELLANEOUS PROVISIONS

 11.1 Use of Subadviser's Name. Neither the Trust nor Manager will use the name of Subadviser, or any affiliate of Subadviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to in writing by the Subadviser and the Manager.

 11.2 Use of Trust or Manager's Name. Subadviser will not use the name of Manager, the Trust or the Portfolio in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to in writing by the Subadviser and the Manager.

 11.3 Amendments. This Agreement may only be amended with the prior written consent of each of the parties hereto and if such amendment is specifically approved (i) by the vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by the vote of a majority of the Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any person to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment.

 11.4 Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

 11.5 Captions. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

 11.6 Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 11.6.

 11.7 Severability. Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

 11.8 Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

 11.9 Limitation of Liability. A copy of the Declaration of Trust establishing the Trust, dated November 8, 1974, together with all amendments, is on file in the office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or the Portfolio, but only the assets belonging to the Portfolio shall be liable.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

      Fidelity Commonwealth Trust, on behalf of Spartan Market Index Fund

    By:/s/Robert C. Pozen
   Name:  Robert C. Pozen
  Title:  Senior Vice President

  Fidelity Management & Research Company

    By:/s/Robert C. Pozen
   Name:  Robert C. Pozen
  Title:  Senior Vice President

               Bankers Trust Company
    By:/s/Frank Salerno
   Name:  Frank Salerno
  Title:  Managing Director

APPENDIX A

 Pursuant to Section 1.6 of the Subadvisory Agreement among Fidelity Commonwealth Trust (the "Trust"), on behalf of Spartan Market Index Fund (the "Portfolio"), Fidelity Management & Research Company ("Manager") and Bankers Trust Company ("Subadviser"), Subadviser shall be compensated for the services it performs on behalf of the Portfolio as follows:

 1. Fees Payable by Manager. Manager will pay Subadviser a monthly fee computed at an annual rate of 0.006% (0.6 basis points) of the average daily net assets of the Portfolio (computed in the manner set forth in the Trust's Declaration of Trust) throughout the month.

 Subadviser's fee shall be computed monthly, and within twelve business days of the end of each calendar month, Manager shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

 Subadviser agrees to look exclusively to Manager, and not to any assets of the Trust or the Portfolio, for the payment of Subadviser's fees arising under this Paragraph 1.

 2. Fees Payable by Trust. The Trust, on behalf of the Portfolio, shall pay Subadviser a monthly fee equal to 40% of the Portfolio's aggregate Net Securities Lending Income (as defined below) attributable to the securities lending activities conducted by Subadviser on the Portfolio's behalf. For purposes of this Paragraph 2, the Portfolio's aggregate "Net Securities Lending Income" for any given month shall be calculated in accordance with the following provisions:

(A) LOANS COLLATERALIZED BY CASH. For securities lending transactions collateralized by cash, the Portfolio's aggregate Net Securities Lending Income attributable to such transactions for such month shall be equal to (I) the income earned by the Portfolio from investing such cash collateral during such month, plus (II) if such cash collateral is invested in a money market fund or similar investment vehicle managed by Subadviser or its affiliates, an amount equal to the Portfolio's pro rata share (calculated by dividing the average daily amount of the Portfolio's cash collateral so invested during such month by the average daily net assets of such investment vehicle for such month) of the Total Operating Expenses (as defined below) accrued by such investment vehicle in respect of such month, less (III) any rebates, commissions or similar fees paid by the Portfolio in respect of such transactions during such month. For purposes of this subparagraph 2(a), an investment vehicle's "Total Operating Expenses" shall consist of "Management Fees," "Rule 12b-1 Fees," and "Other Expenses," as such terms are defined in paragraphs 8, 9, and 10, respectively, of the instructions to Part A, Item 2 of the form of registration statement promulgated by the Securities and Exchange Commission on Form N-1A, as the same may be amended from time to time.

(B) LOANS COLLATERALIZED BY SECURITIES. For securities lending transactions collateralized by securities or a letter of credit, the Portfolio's aggregate Net Securities Lending Income attributable to such transactions for such month shall be equal to (I) the securities lending fees paid by the borrower to the Portfolio in respect of such transactions, less (II) any rebates, commissions or similar fees paid by the Portfolio in respect of such transactions.

(C) SUBSTITUTE PAYMENTS. Substitute payments received by the Portfolio from a borrower in lieu of any dividends, distributions or other financial benefits paid out in respect of a loaned security shall not be considered part of the Portfolio's Net Securities Lending Income for purposes of calculating the fee payable by the Portfolio pursuant to this Paragraph 2, except that (I) to the extent that any such substitute payment exceeds the amount that the Portfolio would have received had such security not been loaned to the borrower, the Portfolio's Net Securities Lending Income shall be increased by an amount equal to the difference, and (II) to the extent that any such substitute payment is less than the amount that the Portfolio would have received had such security not been loaned to the borrower, the Portfolio's Net Securities Lending Income shall be decreased by an amount equal to the difference.

The fees payable by the Portfolio pursuant to this Paragraph 2 shall accrue daily and shall be paid to Subadviser monthly within twelve business days of the end of each calendar month. If the Portfolio's aggregate Net Securities Lending Income for any calendar month shall be a negative amount, the fee payable by the Portfolio for such month pursuant to this Paragraph 2 shall be zero, and an amount equal to 40% of such negative Net Securities Lending Income shall be carried forward and applied against future fees earned by Subadviser pursuant to this Paragraph 2 for a period not to exceed 3 calendar months.

Subadviser agrees to look exclusively to the assets of the Portfolio, and not to any other assets of the Trust or Manager, for the payment of Subadviser's fees arising under this Paragraph 2.